Exhibit (c)(9)

Project Fusion Fairness Opinion Analysis August 9, 2014 Client Logo Here

Disclaimer The following pages contain material that was provided to the Board of Directors (the “Board”) of Kinder Morgan Inc. (the “Company”) by Barclays Capital Inc. (“Barclays”), the United States investment banking division of Barclays Bank PLC. The accompanying material was compiled or prepared on a confidential basis solely for consideration by the Board and no part of it may be reproduced, distributed or transmitted without the prior consent of Barclays. The information contained in this material was obtained from the Company publicly available sources, and Barclays has relied upon such information without independent verification thereof. These materials are being provided in connection with an actual engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Barclays. Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy any securities described herein. Any estimates and projections contained herein have been prepared by management of the Company or were obtained from publicly available sources or are based upon such estimates and projections. The projections contained herein may or may not be achieved and differences between projected results and those actually achieved may be material. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future. The analysis contained herein is based on current market conditions which are subject to change and Barclays assumes no obligation to update or otherwise revise these materials. Because these materials were prepared for use in the context of a presentation to the Board, these materials are incomplete without reference to, and should be viewed in conjunction with, the oral briefing provided by Barclays. These materials were not prepared to comply with the disclosure standards under state and federal securities laws and, to the extent the material may be considered by readers not as familiar with the business and affairs of the Company as the Board, neither the Company nor Barclays nor any of their respective legal or financial advisors or accountants takes any responsibility for the accuracy or completeness of any of the material if used by persons other than the Board. These materials are not intended to provide the sole basis for evaluation of the proposed transaction and do not purport to contain all information that may be required and should not be considered a recommendation with respect to the proposed transaction. Barclays, its affiliates and the individuals associated therewith may (in various capacities) have positions or deal in transactions or securities (or related derivatives) of the Company or any counterparty to the transaction contemplated herein. IRS Circular 230 Disclosure: Barclays and its affiliates do not provide tax advice. Please note that (i) any discussion of U.S. tax matters contained in this communication (including any attachments) cannot be used by the Company for the purpose of avoiding tax penalties; (ii) this communication was written to support the promotion or marketing of the matters addressed herein; and (iii) the Board should seek advice based on its particular circumstances from an independent tax advisor. Barclays Capital Inc. is the investment banking division of Barclays Bank PLC. Barclays Bank PLC is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority (Financial Services Register No. 122702). Registered in England. Registered No. 1026167. Registered office: 1 Churchill Place, London E14 5HP. Copyright Barclays Bank PLC, 2014 (all rights reserved). 1

Fairness Opinion Analysis

Overview of the Proposed Transaction

Summary Terms

Fairness Opinion Analysis

Merger Consideration	• "Merger Consideration" applicable to common units and shares not owned by KMI in the following entities: ▪ KMP: Each KMP common unit will receive (i) 2.1931 shares of KMI common stock and (ii) $10.77 in cash, implying $89.98 per unit; represents a 12.0% premium to $80.34 closing price on 8/8/2014 ▪ KMR: Each KMR common share will receive 2.4849 shares of KMI common stock, implying $89.75 per share; represents a 16.5% premium to $77.02 closing price on 8/8/2014 ▪ EPB: Each EPB common unit will receive (i) 0.9451 shares of KMI common stock and (ii) $4.65 in cash, implying $38.79 per unit; represents a 15.4% premium to $33.60 closing price on 8/8/2014
Anticipated Timing	• Targeted announcement – August 11, 2014 • Expected closing of the three mergers – Q4'14 • Anticipate concurrent announcement of the three mergers
Structure	• ~88% stock / ~12% cash for KMP and EPB; 100% stock for KMR • One-step, reverse triangular merger ▪ Plan of reorganization for tax purposes
Pro Forma Diluted Ownership of KMI	• KMI: ~48%, KMP: ~32%, EPB: ~6%, KMR: ~14%
Governance	• KMI management will remain unchanged; KMI's Board of Directors may increase from 11 to 17 with 3 from KMP and 3 from EPB • KMI executive management will remain unchanged
Conditions	• Shareholder / unitholder approvals at KMI, KMP, EPB and KMR ▪ Rich Kinder, who owns approximately 23% of KMI and will own approximately 11% of the pro forma company, has agreed to vote in favor of the merger • Board approval at KMI; Special Committee of the Board and Board approvals at KMP, EPB and KMR • Reasonable best efforts in preparation of registration and proxy statements • Substantially concurrent consummation of three mergers pursuant to merger agreements • No financing conditions • Delivery of certain tax opinions • Hart Scott Rodino and other customary regulatory approvals • Signing of the merger agreements, and consummation of the mergers thereunder, is cross-contingent

Source: Draft merger agreements received August 8, 2014.

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Simplified Organizational Structure Source: Per KMI management. Note: Above diagram is a simplified representation reflecting only the publicly traded entities. Status Quo Organizational Structure Pro Forma Organizational Structure Fairness Opinion Analysis One publicly traded company vs. four results in: One equity holder base One dividend policy One debt rating No structural subordination 3 GP interest and 8% LP interest GP interest and 41% LP interest Kinder Morgan Management, LLC (NYSE: KMR) El Paso Pipeline Partners, L.P. (NYSE: EPB) Kinder Morgan Energy Partners, L.P. (NYSE: KMP) Kinder Morgan, Inc. (NYSE: KMI) 13% Listed Shares 100% Voting Shares 100% i - unit interest Kinder Morgan, Inc. (NYSE: KMI)

Strategic Rationale

Fairness Opinion Analysis

Growth Prospects	Consolidation	• Investors receive initial dividend "bump" and visible 10% annual growth through the medium-term • 10% dividend growth "best-in-class" among large cap C-Corp peers
Cost of Capital		• Lowers corporate family's overall cost of capital • Provides more valuable acquisition currency
Coverage		• 5 years of visible coverage provides funds for general corporate purposes
CO_2 Considerations		• Dilutes percentage of oil production contribution ▪ From ~17% in KMP, to ~14% in pro forma KMI[(1)]
Credit Enhancement		• Creates a single "credit family" by eliminating subordination • Anticipated investment grade rating

Source: Per KMI management.
1. Calculated as CO_2 Oil Production EBITDA divided by total 2014E segment earnings before DD&A.

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KMI Has-Gets

Fairness Opinion Analysis

	Status Quo	Pro Forma
Increased Dividend	• Current KMI dividend of $1.72 /share; projected KMI dividend of $1.84 / share in 2015	• Pro forma KMI dividend increases to $2.00 / share in 2015; 16.3% increase over 2014 dividend and 8.7% increase over projected 2015 dividend
Increased Coverage	• Status Quo KMI, KMP and EPB operate at 1.0x coverage	• Pro forma KMI coverage averages ~1.1x through 2020 with cumulative coverage of over $2.7 billion
Higher Distribution / Dividend Growth	• Status Quo management has stated distribution dividend growth of 8% at KMI, 5% at KMP / KMR and 1% at EPB (from 2013-2016E)	• Pro forma KMI dividend growth is 10% a year through 2020
Lower Cost of Capital Growth Vehicle	• KMP acts as primary acquisition vehicle • KMP current yield of 6.95%(1) plus GP take of 46% (12.86% grossed up yield)	• Pro forma, KMI's ability to make acquisitions is more favorable due to removal of GP take and a single acquisition currency (KMI's pro C-corp shares) • Assumed yield of 4.50%
Investment Grade Ratings	• High grade rating at KMP, split rating at EPB • High yield rating at KMI	• Pro forma KMI expected to have investment grade ratings, less equity issuance required

Source: Data per KMI management.
1. Based on KMP's current trading price of $80.34 and 2014E dividend of $5.58 per unit.

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Relative Price Performance LTM Relative Performance Fairness Opinion Analysis Source: Factset. Note: KMI peers include OKE, SE, ETE, TRGP, WMB, PAGP. KMP peers include ETP, OKS, SEP, WPZ, EPD, PAA. EPB peers include BWP, TCP, TEP. Alerian represents the Alerian MLP Index. PAGP’s first day of trading was 10/16/2013 and is therefore not included in 2-year or LTM performance. TEP’s first day of trading was 5/14/2013 and is therefore not included in 2-year performance. KMI Peers: 54.8% AMZ: 12.0% KMP Peers: 11.5% EPB Peers: 15.4% EPB: (19.2)% KMR: (3.6)% KMP: (2.0)% KMI: (4.3)% 6 KMI KMI Peers KMP KMP Peers KMR EPB EPB Peers Alerian Last 2-Years (0.1%) 107.5% (0.3%) 26.7% 5.5% (2.2%) (6.6%) 28.3% Last 1-Year (4.3%) 54.8% (2.0%) 11.5% (3.6%) (19.2%) 15.4% 12.0% Last Six Months: 6.3% 23.1% 0.2% 7.3% 1.5% 6.4% 13.0% 7.3% Last Three Months: 11.1% 10.8% 7.9% (1.3%) 7.0% 0.3% 12.4% 2.7% Last One Month: 1.7% (3.9%) (0.5%) (1.7%) (0.4%) (3.9%) 0.4% (2.5%)

KMI Yields Over Time Last 2-Years Fairness Opinion Analysis Source: FactSet. Yield based on annualized dividends and declared date. KMI: 4.76% OKE: 3.63% SE: 3.37% WMB: 3.98% ETE: 2.73% PAGP: 2.52% TRGP: 2.10% EPD: 3.83% KMI yields have weakened over the past two years as compared to peers 7 KMI Statistics Since 1/1/2013 Median 4.55% Mean 4.45% High 5.30% Low 3.70% KMI Statistics Since 1/1/2014 Median 4.90% Mean 4.89% High 5.30% Low 4.51% Current (As of 8/8/2014) 4.76%

Approach to Analysis Key considerations The proposed transactions represent a unique value proposition for KMI’s shareholders Relative valuation of the various counterparties and their publicly listed equity securities is less relevant in this transaction because KMI already owns the GP interests (control) and significant LP interests in the target companies Currently, KMI is valued based on the distributions KMI receives from its GP and LP interests in KMP/KMR and EPB, both of which are in the high splits of their incentive distribution rights (“IDRs”) The underlying portfolio of assets at KMP/KMR and EPB will be unaffected by the transaction Pro forma for the transaction, KMI will own 100% of the KMP/KMR and EPB equity, and KMI will acquire significant positive financial attributes (including a tax basis step-up of the assets at KMP and EPB on the percentage that is not already owned by KMI) Further, KMP and EPB (as MLPs) have historically been valued on a pre-tax basis, whereas KMI has been valued on an after-tax basis Accordingly, Barclays has not performed relative valuation analysis of KMI versus KMP/KMR and EPB Instead, for fairness opinion purposes, Barclays has analyzed the value of the transaction to KMI by comparing the change in after-tax cash flows to KMI This methodology is consistent with the way in which KMI’s management and Board view the transactions The following methodologies and their impact to KMI shareholders were analyzed: Premiums paid analysis in precedent MLP mergers Accretion / dilution (to dividends per share) Discounted cash flow (dividend distribution) under status quo versus pro forma for the transactions Fairness Opinion Analysis 8

Premiums to Historical KMP, KMR and EPB Prices Premium to Historical Prices (1) Fairness Opinion Analysis ___________________________ Source: FactSet. Days prior only includes trading days. Averages include the current price plus the specified number of previous trading days. Representative Transactions on page 22. 9 Merger Consideration KMP $89.98 Current (8/8/14) $80.34 12.0% 30 Days Prior $81.43 10.5% 60 Days Prior $74.99 20.0% 52-Week High $84.98 5.9% 52-Week Low $71.32 26.2% 5-Day Average $80.33 12.0% 20-Day Average $82.03 9.7% 60-Day Average $79.93 12.6% 90-Day Average $78.66 14.4% Merger Consideration Representative Transaction Statistics (2) EPB $38.79 Median Mean Low High $33.60 15.4% 21.2% 20.2% 9.3% 36.1% $36.16 7.3% 20.8% 23.1% 11.1% 40.1% $33.08 17.3% 26.3% 22.4% (0.7%) 42.9% $43.15 (10.1%) $28.87 34.4% $33.56 15.6% $34.91 11.1% $34.61 12.1% $33.94 14.3% Merger Consideration KMR $89.75 $77.02 16.5% $78.15 14.8% $71.47 25.6% $81.46 10.2% $68.62 30.8% $76.33 17.6% $78.37 14.5% $76.26 17.7% $75.12 19.5%

Summary Pro Forma Assumptions KMI purchases all of the publicly owned equity in KMP, KMR, and EPB on 1/1/15 All share / unit prices as of 8/8/2014 KMI price: $36.12 Trading Prices: KMP: $80.34 / KMR: $77.02 / EPB: $33.60 Acquisition Prices: KMP: $89.98 / KMR: $89.75 / EPB: $38.79 Assumes year-end 2014 share counts and balance sheet per KMI management Assumes aggregate merger consideration broken down as follows: KMP Consideration Assumes an exchange ratio of 2.1931x shares of KMI Class P common stock and cash consideration of $10.77 per unit KMR Consideration Assumes an exchange ratio of 2.4849x shares of KMI Class P common stock (no cash for KMR shareholders) EPB Consideration Assumes an exchange ratio of 0.9451x shares of KMI Class P common stock and cash consideration of $4.65 per unit Assumes KMI finances the KMP and EPB acquisitions with ~88% equity / ~12% debt and assumes outstanding KMP and EPB debt $4.0 billion of new acquisition debt, issued at a 4.75% interest rate(1) Assumes $200 million of transaction expenses, assumed to be paid for with debt (4.75% interest rate) Assumes 2015 – 2019 KMP / EPB debt maturities are refinanced at KMI’s assumed interest rate, ranging from 4.75% in 2015 and stepping up to 5.75% by 2017(1) All operating assumptions per KMI management Assumes KMI steps-up the value of the assets at KMP and EPB for tax purposes Tax depreciation schedules as provided by management(2) KMI targets a 2015 dividend of $2.00 per share and a 10% dividend growth rate through 2020(3) KMI funds growth capex with ~$4.0 billion in aggregate equity issuance from 2016 – 2017 and funds the remaining growth capex with debt(1) Assumes $20 million in savings of public company expenses due to consolidation (3) Assumes pro forma KMI warrant conversion into ~68 million KMI shares calculated assuming 298 million warrants outstanding with a strike price of $40.00 and KMI share price at conversion of $51.87 (4.5% yield) Assumptions ___________________________ Assumptions per KMI management. Adjusted for change in share and unit prices. Per KMI management. Fairness Opinion Analysis 10

Key Transaction Terms

Fairness Opinion Analysis

KMP

($ in millions)

Sources:	
KMI Shares	$24,655
New KMI Debt	3,352
Assumed KMP Debt	22,201
Total Sources:	**$50,209**
Uses:	
Purchase KMP Equity	$28,008
Existing KMP Debt	22,201
Total Uses:	**$50,209**
KMP Public Units o/s (mm units)[6]	311.2

KMR

($ in millions)

Sources:	
KMI Shares	$10,635
New KMI Debt	-
Assumed KMR Debt	-
Total Sources:	**$10,635**
Uses:	
Purchase KMR Equity	$10,635
Existing KMR Debt	-
Total Uses:	**$10,635**
KMR Public Shares o/s (mm shares)[6]	118.5

EPB

($ in millions)

Sources:	
KMI Shares	$4,751
New KMI Debt	647
Assumed EPB Debt	4,764
Total Sources:	**$10,162**
Uses:	
Purchase EPB Equity	$5,399
Existing EPB Debt	4,764
Total Uses:	**$10,162**
EPB Public Units o/s (mm units)[6]	139.2

KMI Ownership

Status Quo

(Shares in millions)

	Share Count	% Ownership
Rich Kinder	243	23%
Other Insiders [4]	124	12%
Current KMI Public	669	65%
Total [3]	**1,036**	**100%**

Pro Forma

(Shares in millions)

	Share Count	% Ownership
Rich Kinder	245	11%
Other Insiders [4]	124	6%
KMP / KMR Owned by Insiders [1][5]	6	0%
EPB Owned by Insiders [1][5]	0	0%
Total Insider Ownership [2]	*375*	*17%*
Current KMI Public	669	31%
Current KMP Public Unitholders	676	32%
Current KMR Public Unitholders	293	14%
Current EPB Public Unitholders	131	6%
Total [3]	**2,145**	**100%**

1. *Assumes KMP, KMR and EPB units owned by insiders will be converted into KMI shares.*
2. *Assumes that all EPB and KMP directors remain insiders.*
3. *Total shares outstanding at year-end 2014. Does not include warrant dilution.*
4. *Per KMI 2014 proxy, excludes 8.8mm shares held by entities indirectly controlled by Mr. Sarofim; includes 5.1mm restricted shares issued to management.*
5. *Per KMI 2014 proxy and KMP and EPB 2013 10-Ks. Excludes 4.6mm KMP units held in entities indirectly controlled by Mr. Sarofim and/or advisory/managed accounts over which Mr. Sarofim or entities controlled by him have shared voting and/or dispositive powers.*
6. *Assumed units / shares outstanding at year-end 2014.*

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KMI Accretion / Dilution Analysis

Fairness Opinion Analysis

KMI Accretion / Dilution Analysis (1)(2)

($ in millions)	KMI Unconsolidate Status Quo						KMI Pro Forma					
	2015	2016	2017	2018	2019	2020	2015	2016	2017	2018	2019	2020
Cash Flows Available for Dividends	**$1,908**	**$2,115**	**$2,189**	**$2,352**	**$2,513**	**$2,682**	**$4,877**	**$5,434**	**$6,004**	**$6,880**	**$7,140**	**$7,443**
Coverage	-	-	-	-	-	-	528	502	461	783	432	65
Distributed Cash Flow	**$1,908**	**$2,115**	**$2,189**	**$2,352**	**$2,513**	**$2,682**	**$4,349**	**$4,932**	**$5,543**	**$6,097**	**$6,707**	**$7,378**
Dividend per Share, including warrants	**$1.84**	**$2.00**	**$2.07**	**$2.22**	**$2.37**	**$2.53**	**$2.00**	**$2.20**	**$2.42**	**$2.66**	**$2.93**	**$3.22**
Accretion / (Dilution) - $							*$0.16*	*$0.20*	*$0.35*	*$0.44*	*$0.56*	*$0.69*
Accretion / (Dilution) - %							*8.7%*	*10.2%*	*17.1%*	*20.1%*	*23.6%*	*27.4%*
% Growth		*8.4%*	*3.5%*	*7.3%*	*6.8%*	*6.7%*		*10.0%*	*10.0%*	*10.0%*	*10.0%*	*10.0%*
2015 - 2020 CAGR						*6.6%*						*10.0%*
Debt & Credit Statistics												
100% Consolidated Debt	$39,672	$45,059	$48,916	$49,816	$50,826	$51,818	$45,191	$50,165	$54,572	$57,602	$59,605	$62,096
100% Consolidated Debt / 100% Consolidated EBITDA[3]	4.96 x	5.06 x	4.98 x	4.44 x	4.32 x	4.19 x	5.64 x	5.62 x	5.55 x	5.12 x	5.05 x	5.02 x
Other												
Total Growth Capex	-	-	-	-	-	-	$4,639	$7,136	$6,425	$3,703	$2,435	$2,557

1. *Assumptions per KMI management.*
2. *Tax depreciation is subject to change for final purchase price allocation.*
3. *Status quo includes cash flows from assets exclusively owned by KMI, KMP EBITDA and EPB EBITDA.*

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Comparison of KMI Pro Forma for the Transaction

Fairness Opinion Analysis

Overview[1]				
Company Name	**Industry**	**Market Cap**	**LQA Dividend Yield**	**Dividend Growth Rates**
PF KMI[2]	Oil & Gas Midstream	~$100,000		10.0%
Large Cap US Midstream C-Corps (2015 – 2017 Growth Rates)				
Williams Companies, Inc.	Oil & Gas Pipelines	$56,319	3.98%	14.8%
ONEOK, Inc.	Oil & Gas Pipelines	$21,906	3.63%	9.1%
Large Cap MLPs Without IDRs (2015 – 2017 Growth Rates)				
Enterprise Products Partners L.P.	Oil & Gas Pipelines	$70,841	3.83%	7.1%
Magellan Midstream Partners, L.P.	Oil & Gas Pipelines	$18,435	3.16%	12.8%
S&P 500 High Dividend Companies[3] (2014 – 2016 Growth Rates)				
General Electric Company	Industrial Conglomerates	$257,470	3.43%	6.1%
Chevron Corporation	Integrated Oil	$242,797	3.35%	5.2%
Procter & Gamble Company	Household/Personal Care	$219,047	3.18%	6.3%
Coca-Cola Company	Beverages: Non-Alcoholic	$173,025	3.09%	7.2%
Philip Morris International Inc.	Tobacco	$130,969	4.48%	5.3%
Cisco Systems, Inc.	Computer Communications	$128,221	3.04%	7.9%
McDonald's Corporation	Restaurants	$91,859	3.46%	7.4%
AbbVie, Inc.	Pharmaceuticals: Major	$83,987	3.18%	8.8%
Altria Group, Inc.	Tobacco	$82,571	4.61%	7.4%

1. *Source: Public filings. FactSet and Wall Street research.*
2. *KMI data shown at beginning-year 2015 pro forma for KMP / KMR / EPB acquisitions.*
3. *In S&P 500, companies shown meet the following criteria: market cap > $75 billion, LQA dividend yield > ~3%, 2014E – 2016E dividend growth > ~5%.*

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Fairness Opinion Analysis Summary Reference Valuation KMI Reference Equity Value per Share Range Share Price 8/8/2014: $36.12 Discounted Cash Flow Analysis  Includes intraday trading prices. Assumes valuation as of 1/1/2015. Terminal value at 12/31/2020 calculated with an assumed yield range of 4.50% to 5.25%. Discounted at assumed yield plus growth rate of 11.50% to 14.50%. Assumes valuation as of 1/1/2015. Terminal value at 12/31/2020 calculated with an assumed yield range of 3.75% to 4.50%. Discounted at assumed yield plus growth rate of 13.75% to 14.50%. (2) (3) (1) 14

Cost of Capital Improvement Summary Fairness Opinion Analysis Note: KMP acts as primary growth vehicle in Status Quo. Based on KMP’s current trading price and 2014E dividend of $5.58 per unit. Status Quo KMP and Pro Forma KMI per Company management; assumes 50% / 50% mix of fixed and floating debt. 15 Current Yield Current Yield + Indicative Growth Assumed Assumed KMP Pro Forma KMI KMP Pro Forma KMI Yield on LP Units / C-Corp Yield (1) 6.95% 4.50% 6.95% 4.50% % GP Gross Up 54% - 54% - Effective Yield 12.86% 4.50% 12.86% 4.50% Indicative Growth Range NA NA 5.0% 10.0% Cost of Equity 12.86% 4.50% 17.86% 14.50% Equity / (Debt + Equity) (%) 50% 50% 50% 50% Equity Component 6.43% 2.25% 8.93% 7.25% Average Cost of Debt (2) 3.75% 4.13% 3.75% 4.13% Interest Tax Shield - 36.5% - 36.5% Cost of Debt 3.75% 2.62% 3.75% 2.62% Debt / (Debt + Equity) (%) 50% 50% 50% 50% Debt Component 1.88% 1.31% 1.88% 1.31% Cost of Capital 8.31% 3.56% 10.81% 8.56%

Appendices

Cost of Capital

KMI

Cost of Capital

Status Quo KMI

Projected 2014E–2016E Cash Distribution CAGRs

Available Equity Analyst Estimates	2014E - 2016E Distribution CAGRs
Deutsche Bank Research (07/17/2014)	10.4%
RBC Capital Markets (07/21/2014)	8.6%
Credit Suisse (07/17/2014)	8.4%
Barclays (07/17/2014)	8.4%
Morgan Stanley (07/17/2014)	7.7%
Wells Fargo (07/17/2014)	6.1%
Tudor Pickering Holt & Co. (07/01/2014)	5.1%
KMI Management[1]	8.0%
Equity Analyst Median	**8.4%**

Cost of Equity Reference Range

	Assumed Yield			Assumed Yield + Indicative Growth		
	Low	-	High	Low	-	High
Assumed Yield[2]	4.50%	-	5.25%	4.50%	-	5.25%
Indicative Growth Range	NA	-	NA	7.2%	-	9.2%
SQ KMI Cost of Equity Reference Range	**4.50%**	-	**5.25%**	**11.69%**	-	**14.44%**

PF KMI Cost of Capital Reference Range

	Assumed Yield			Assumed Yield + Indicative Growth		
	Low	-	High	Low	-	High
Assumed Yield	3.75%	-	4.50%	3.75%	-	4.50%
Indicative Growth Range	NA	-	NA	10.0%	-	10.0%
PF KMI Cost of Equity Reference Range	**3.75%**	-	**4.50%**	**13.75%**	-	**14.50%**
Equity / (Debt + Equity) (%)[3]	**50%**	-	**50%**	**50%**	-	**50%**
Equity Component	**1.88%**	-	**2.25%**	**6.88%**	-	**7.25%**
PF KMI After-Tax Cost of Debt Reference Range	**2.62%**	-	**2.62%**	**2.62%**	-	**2.62%**
Debt / (Debt + Equity) (%)[3]	**50%**	-	**50%**	**50%**	-	**50%**
Debt Component	**1.31%**	-	**1.31%**	**1.31%**	-	**1.31%**
PF KMI Cost of Capital Reference Range	**3.18%**	-	**3.56%**	**8.18%**	-	**8.56%**

1. *2013-2016 CAGR as stated by KMI management in investor presentation.*
2. *Assumed yield per historical trading levels.*
3. *Based on KMI's management's historical assumptions around funding new growth projects.*

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KMP Cost of Equity Reference Range Cost of Capital Projected 2014E–2016E Cash Distribution CAGRs KMP Note: KMP acts as primary growth vehicle in Status Quo. 2013-2016 CAGR as stated by KMI management in investor presentation. Company management assumes 50% / 50% mix of fixed and floating debt. 17 2014E - 2016E Available Equity Analyst Estimates Distribution CAGRs Tudor Pickering Holt & Co. (07/01/2014) 4.5% Deutsche Bank Research (07/17/2014) 5.2% Barclays (07/17/2014) 4.7% Wells Fargo (07/17/2014) 3.8% RBC Capital Markets (07/18/2014) 3.6% Jefferies (07/17/2014) 1.8% KMP Management (1) 5.0% Equity Analyst Median 4.2% Assumed Yield Assumed Yield + Indicative Growth Low - High Low - High Assumed Yield 6.50% - 7.50% 6.50% - 7.50% % GP Gross Up 54% - 54% 54% - 54% Assumed KMP Yield with GP Gross-up 12.04% - 13.89% 12.04% - 13.89% Indicative Growth Range NA NA 5.0% - 5.0% KMP Cost of Equity Reference Range 12.04% - 13.89% 17.04% - 18.89% Equity / (Debt + Equity) (%) 50% 50% 50% 50% Equity Component 6.02% 6.94% 8.52% 9.44% Average Cost of Debt (2) 3.75% 3.75% 3.75% 3.75% Interest Tax Shield - - - - Cost of Debt 3.75% 3.75% 3.75% 3.75% Debt / (Debt + Equity) (%) 50% 50% 50% 50% Debt Component 1.88% 1.88% 1.88% 1.88% Cost of Capital 7.89% 8.82% 10.39% 11.32%

KMI Reference Valuation Analysis

KMI - Summary Financial Projections Status Quo KMI Detailed Projections(1) KMI Reference Valuation Analysis KMI Consensus Research Projections(2) 2014-2018 estimates per KMI management. Projections for 2019 and 2020 based on management guidance of growth rates of 5.0% at KMP and EPB (2% baseline EBITDA growth and 3% EBITDA growth funded by growth capex). EBITDA estimates per Wall Street research. Target Price and Dividends / Share per I/B/E/S consensus. Total Implied Dividend calculated as Dividends / Share multiplied by 2014E year end KMI shares outstanding. 18 ($ in millions) '15-'20 2014E 2015E 2016E 2017E 2018E 2019E 2020E CAGR KMI Cash Flow Distributable cash flow $1,782 $1,908 $2,115 $2,189 $2,352 $2,513 $2,682 7.1% Cash coverage $0 $0 $0 $0 $0 $0 $0 Distributed cash flow $1,782 $1,908 $2,115 $2,189 $2,352 $2,513 $2,682 7.1% DCF per KMI Share $1.72 $1.84 $2.00 $2.07 $2.22 $2.37 $2.53 6.6% Dividend per KMI Share $1.72 $1.84 $2.00 $2.07 $2.22 $2.37 $2.53 6.6% Target Dividends / Share Total Implied Dividend ($MM) Price 2014E 2015E 2016E 2014E 2015E 2016E $38.53 $1.69 $1.90 $2.06 $1,748 $1,969 $2,139

KMI Reference Valuation Analysis Status Quo KMI Discounted Cash Flows Analysis Assumptions Distributed cash flow projections through 2019 per KMI management guidance Terminal Value (2020E) distribution based on management guidance Projected distributions discounted back to 1/1/2015 Assumes mid-year discounting convention Terminal value at 12/31/2019 calculated with an assumed yield range of 4.50% to 5.25%, based on historical trading levels Assumed yield + indicative growth reference range of 11.50% - 14.50% DCF Calculation Reference $ Per Share Value Range Per Share Value Sensitivity 19 ($ in millions) Terminal 2015E 2016E 2017E 2018E 2019E Value Forecasted Distributions per Share $1.84 $2.00 $2.07 $2.22 $2.37 $2.53 Terminal Value Calculation Distributed Cash Flow $2.53 Yield 4.75% Terminal Value $53.22 Period 0.5 1.5 2.5 3.5 4.5 5.0 Discounted Cash Flows at 13.0% $1.73 $1.66 $1.52 $1.45 $1.37 $28.89 Per Share Value Present Value of Future Cash Flows $7.73 Present Value of Terminal Value $28.89 Implied Per Share Value $36.61 Assumed Terminal Yield 5.25% 5.00% 4.75% 4.50% 14.50% $31.96 $33.18 $34.53 $36.04 13.75% $32.89 $34.16 $35.55 $37.11 13.00% $33.86 $35.17 $36.61 $38.22 12.25% $34.87 $36.22 $37.72 $39.37 11.50% $35.92 $37.32 $38.86 $40.58 Assumed Yield + Indicative Growth Discounted ($ in millions) Cash Flows Low - High Reference Per Share Value Range $32.50 - $39.00

KMI Reference Valuation Analysis Pro Forma KMI Discounted Cash Flows Analysis Assumptions Distributed cash flow projections through 2019 per KMI management guidance Terminal Value (2020E) distribution based on management guidance Projected distributions discounted back to 1/1/2015 Assumes mid-year discounting convention Terminal value at 12/31/2019 calculated with an assumed yield range of 3.75% to 4.50%, based on comparable companies Assumed yield + indicative growth reference range of 13.75% - 14.50% Reference $ Per Share Value Range Per Share Value Sensitivity DCF Calculation 20 ($ in millions) Terminal 2015E 2016E 2017E 2018E 2019E Value Forecasted Distributions per Share $2.00 $2.20 $2.42 $2.66 $2.93 $3.22 Terminal Value Calculation Distributed Cash Flow $3.22 Yield 4.25% Terminal Value $75.79 Period 0.5 1.5 2.5 3.5 4.5 5.0 Discounted Cash Flows at 14.0% $1.87 $1.81 $1.74 $1.68 $1.62 $39.36 Per Share Value Present Value of Future Cash Flows $8.73 Present Value of Terminal Value $39.36 Implied Per Share Value $48.09 Assumed Terminal Yield 4.50% 4.25% 4.00% 3.75% 14.50% $45.01 $47.15 $49.56 $52.28 14.25% $45.46 $47.62 $50.05 $52.81 14.00% $45.91 $48.09 $50.55 $53.34 13.75% $46.36 $48.57 $51.06 $53.88 Assumed Yield + Indicative Growth ($ in millions) Discounted Cash Flows Low - High Reference Per Share Value Range $45.00 - $53.50

KMI Equity Research Analyst Estimates Equity Research(1) KMI Reference Valuation Analysis Equity Research Analyst Price Targets and Recommendations Estimates per Bloomberg and FactSet. May not match IBES consensus. 21 ($ in millions, except share price) Date of Target Firm Analyst Recommendation Estimates Price Jefferies Christopher Sighinolfi Hold 8/5/2014 $36.00 US Capital Advisors Rebecca G Followill Hold 07/29/14 $31.00 RBC Capital Markets Elvira Scotto Buy 7/21/2014 $40.00 Deutsche Bank Research Richard Cheng Buy 7/17/2014 $42.00 Credit Suisse J. Edwards Outperform 7/17/2014 $41.00 Barclays Richard Gross Buy 7/17/2014 $39.00 Raymond James Darren Horowitz Overweight 7/17/2014 $38.00 Morgan Stanley Brian Lasky Equal 7/17/2014 $37.00 Goldman Sachs Theodore Durbin Buy 07/17/14 $45.00 Simmons & Company International Mark L Reichman Overweight 07/17/14 $41.00 Tudor Pickering Holt & Co. Bradley Olsen Hold 7/1/2014 $37.00 UBS Shneur Z Gershuni Buy 06/20/14 $38.00 JPMorgan Jeremy Tonet Overweight 05/19/14 $36.00 Mean Estimates $38.54 Median Estimates $38.00 High $45.00 Low $31.00

Comparables

MLP Transactions Analysis

Comparables

Public MLP mergers greater than $1 billion over the past ten years

Multiples and Premiums on Selected MLP Transactions

Announce Date	Acquirer/Target	Total Transaction Value	Enterprise Value as a Multiple of: LTM EBITDA	Enterprise Value as a Multiple of: LTM EBIT	Equity Value as a Multiple of: LTM DCF	Equity Value as a Multiple of: LTM Net Income	Premiums Paid 1-Day	Premiums Paid 30-Day	Premiums Paid 60-Day
10/10/2013	Regency Energy Partners, L.P. / PVR Partners, L.P.	$5,675	20.2x	NA	26.4x	NA	25.7%	23.7%	(0.7%)
5/6/2013	Inergy Midstream, L.P. / Crestwood Midstream Partners, L.P.	$2,506	19.3x	NA	16.5x	NA	14.4%	15.2%	6.2%
1/30/2013	Kinder Morgan Energy Partners, L.P. / Copano Energy, LLC	$4,838	19.9x	NA	22.1x	NA	23.5%	36.1%	31.9%
4/29/2011	Enterprise Products Partners, L.P. / Duncan Energy Partners L.P.	$3,305	19.8x	NA	19.0x	NA	36.1%	40.1%	42.9%
6/29/2009	Enterprise Products Partners, L.P. / TEPPCO Partners, L.P.	$5,894	11.0x	14.5x	9.7x	16.0x	9.3%	14.9%	34.2%
6/12/2006	Plains All-American Pipeline, L.P. / Pacific Energy Partners, L.P.	$2,325	17.3x	24.7x	19.2x	29.8x	11.2%	11.1%	16.0%
11/1/2004	Valero L.P. / Kaneb PipeLine Partners, L.P.	$2,580	13.8x	19.5x	19.4x	23.2x	21.2%	20.8%	26.3%
		Mean	**17.3x**	**19.6x**	**18.9x**	**23.0x**	**20.2%**	**23.1%**	**22.4%**
		Median	**19.3x**	**19.5x**	**19.2x**	**23.2x**	**21.2%**	**20.8%**	**26.3%**
		High	**20.2x**	**24.7x**	**26.4x**	**29.8x**	**36.1%**	**40.1%**	**42.9%**
		Low	**11.0x**	**14.5x**	**9.7x**	**16.0x**	**9.3%**	**11.1%**	**(0.7%)**

Source: Company filings. Excludes acquisitions of GPs.

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Comparable Midstream Companies

Comparables

Summary Comparison

($ in millions, except per share data)	Large Cap MLPs Without IDRs		Large Cap US Midstream C-Corps		
	EPD	MMP	WMB [1][2]	OKE[3]	PF KMI [4]
Implied Market Capitalization	$70,841	$18,435	$56,319	$21,906	$95,324
Implied Enterprise Value	$88,444	$21,095	$75,518	$28,755	$136,140
Enterprise Value as multiple of EBITDA:					
2015E	15.9x	19.0x	13.8x	16.0x	17.0x
2016E	14.7x	17.8x	12.6x	13.9x	15.2x
2017E	14.3x	16.8x	12.3x	12.5x	13.8x
DCF Yield:					
2015E	6.06%	4.97%	4.50%	4.00%	5.05%
2016E	6.36%	5.20%	5.56%	4.64%	5.45%
2017E	6.50%	5.37%	6.07%	5.33%	5.90%
Current Yield	3.83%	3.16%	3.98%	3.63%	4.50% [5]
4Q14 Annualized Yield	3.94%	3.44%	3.99%	3.83%	NA
1Q15 Annualized Yield	4.00%	3.56%	4.22%	3.93%	NA
2014E Forecasted Coverage	1.5x	1.4x	1.1x	1.4x	1.1x
Expected Dividend Growth (2015-2017)	7.1%	12.8%	14.8%	9.1%	10.0%

Note: Market data as of 8/8/2014, estimates per FactSet and Wall Street research.
1. *Pro forma for Williams' acquisition of GIP's GP and LP interests in Access Midstream Partners.*
2. *Current yield as announced for Q3 2014. Implied Market Capitalization and Enterprise Value shown on a consolidated basis with WMB, WPZ and ACMP.*
3. *Implied Market Capitalization and Enterprise Value shown on a consolidated basis with OKS.*
4. *KMI is pro forma transaction assuming 4.5% yield. Coverage is 2015E and estimated growth is 2015E-2018E.*
5. *Assumed yield for KMI.*

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Other

Price Performance Source: FactSet KMI KMP KMR EPB Other 24 8/8/2013 11/7/2013 2/6/2014 5/8/2014 8/8/2014 $0.00 $20.00 $40.00 0 10,000 20,000 30,000 36.12 Volume Kinder Morgan, Inc. Class P 8/8/2013 11/7/2013 2/6/2014 5/8/2014 8/8/2014 $0.00 $50.00 $100.00 0 2,000 4,000 6,000 77.02 Volume Kinder Morgan Management, LLC 8/8/2013 11/7/2013 2/6/2014 5/8/2014 8/8/2014 $0.00 $20.00 $40.00 $60.00 0 5,000 10,000 33.60 Volume El Paso Pipeline Partners, L.P. 52-Week Intraday High $38.30 52-Week Intraday High $43.15 52-Week Intraday High $81.46 8/8/2013 11/7/2013 2/6/2014 5/8/2014 8/8/2014 $0.00 $50.00 $100.00 0 10,000 20,000 80.34 Volume Kinder Morgan Energy Partners, L.P. 52-Week Intraday High $84.98

KMP / EPB Has-Gets Analysis

Other

KMP

	2015	2016	2017	2018	2019	2020
KMP Status Quo (Value)						
Expected Distribution	$5.83	$6.18	$6.46	$6.96	$7.09	$7.30
Assumed Yield[1]	6.95%	6.95%	6.95%	6.95%	6.95%	6.95%
Implied Unit Price	$83.94	$88.98	$93.01	$100.21	$102.01	$105.05
KMP Pro Forma (Value)						
KMP Public Units Outstanding	311.2	311.2	311.2	311.2	311.2	311.2
KMI Share Issued	682.6	682.6	682.6	682.6	682.6	682.6
Adjusted Exchange Ratio[2]	2.1931	2.1931	2.1931	2.1931	2.1931	2.1931
KMI Pro Forma Dividend	$2.00	$2.20	$2.42	$2.66	$2.93	$3.22
Assumed KMI Yield	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%
Implied Value of KMI Stock Received	$97.47	$107.22	$117.94	$129.73	$142.71	$156.98
Cash Portion Received	$10.77	$10.77	$10.77	$10.77	$10.77	$10.77
Total Value to KMP Unitholders	$108.24	$117.99	$128.71	$140.50	$153.48	$167.75
Estimated Unitholder Taxes[3]	(12.39)	(12.39)	(12.39)	(12.39)	(12.39)	(12.39)
Total Value to KMP Unitholders (After-Taxes)	$95.85	$105.60	$116.32	$128.11	$141.09	$155.36
Implied Value Uplift (Pre-tax)	$24.30	$29.01	$35.70	$40.30	$51.47	$62.70
Implied % Uplift (Pre-tax)	*29%*	*33%*	*38%*	*40%*	*50%*	*60%*
Implied Value Uplift (After-tax)	$11.91	$16.62	$23.31	$27.91	$39.08	$50.31
Implied % Uplift (After-tax)	*14%*	*19%*	*25%*	*28%*	*38%*	*48%*
Distribution Comparison						
KMP Status Quo Distribution	$5.83	$6.18	$6.46	$6.96	$7.09	$7.30
% Equity Funded	88%	88%	88%	88%	88%	88%
Adjusted KMP Distribution	$5.13	$5.44	$5.69	$6.13	$6.24	$6.42
Pro Forma Dividend to KMP Unitholders	$4.39	$4.82	$5.31	$5.84	$6.42	$7.06
Accretion / (Dilution) - $	($0.75)	($0.62)	($0.38)	($0.29)	$0.18	$0.64
Accretion / (Dilution) - %	(14.5%)	(11.3%)	(6.7%)	(4.7%)	3.0%	10.0%

EPB

	2015	2016	2017	2018	2019	2020
EPB Status Quo (Value)						
Expected Distribution	$2.60	$2.60	$2.73	$2.78	$2.87	$2.96
Assumed Yield[1]	7.74%	7.74%	7.74%	7.74%	7.74%	7.74%
Implied Unit Price	$33.60	$33.60	$35.28	$35.93	$37.15	$38.27
EPB Pro Forma (Value)						
EPB Public Units Outstanding	139.2	139.2	139.2	139.2	139.2	139.2
KMI Share Issued	131.5	131.5	131.5	131.5	131.5	131.5
Adjusted Exchange Ratio[2]	0.9451	0.9451	0.9451	0.9451	0.9451	0.9451
KMI Pro Forma Dividend	$2.00	$2.20	$2.42	$2.66	$2.93	$3.22
Assumed KMI Yield	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%
Implied Value of KMI Stock Received	$42.00	$46.20	$50.83	$55.91	$61.50	$67.65
Cash Portion Received	$4.65	$4.65	$4.65	$4.65	$4.65	$4.65
Total Value to EPB Unitholders	$46.65	$50.85	$55.48	$60.56	$66.15	$72.30
Estimated Unitholder Taxes[3]	(2.88)	(2.88)	(2.88)	(2.88)	(2.88)	(2.88)
Total Value to EPB Unitholders (After-Taxes)	$43.78	$47.98	$52.60	$57.68	$63.27	$69.42
Implied Value Uplift (Pre-tax)	$13.05	$17.25	$20.20	$24.63	$29.00	$34.03
Implied % Uplift (Pre-tax)	*39%*	*51%*	*57%*	*69%*	*78%*	*89%*
Implied Value Uplift (After-tax)	$10.18	$14.38	$17.32	$21.76	$26.12	$31.16
Implied % Uplift (After-tax)	*30%*	*43%*	*49%*	*61%*	*70%*	*81%*
Distribution Comparison						
EPB Status Quo Distribution	$2.60	$2.60	$2.73	$2.78	$2.87	$2.96
% Equity Funded	88%	88%	88%	88%	88%	88%
Adjusted EPB Distribution	$2.29	$2.29	$2.40	$2.45	$2.53	$2.61
Pro Forma Dividend to EPB Unitholders	$1.89	$2.08	$2.29	$2.52	$2.77	$3.04
Accretion / (Dilution) - $	($0.40)	($0.21)	($0.12)	$0.07	$0.24	$0.44
Accretion / (Dilution) - %	(17.4%)	(9.1%)	(4.8%)	2.8%	9.4%	16.8%

Source: Per management.

1. *Calculated as 2014E distribution guidance of $5.58 for KMP/$2.60 for EPB divided by current unit prices of $80.34 for KMP/$33.60 for EPB.*
2. *Calculated by dividing the number of KMI shares issued to unit holders by the number of units outstanding.*
3. *Approximate calculation for an average unit holder. Actual gain could be more or less. Assumes passive losses have not been utilized and can be utilized on the sale to offset ordinary income. Assumes individual tax rate of 35% for ordinary income and 22% for capital gains for illustrative purposes. If the maximum federal rates of 40.5% for ordinary income, and 23.8% for capital gains are used, taxes would be $13.81 and $3.25 for KMP and EPB, respectively. Based on 8/8/2014 KMI share price of $36.12.*

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KMR Has-Gets Analysis

Other

KMR

	2015	2016	2017	2018	2019	2020
KMR Status Quo (Value)						
Expected Dividend	$5.83	$6.18	$6.46	$6.96	$7.09	$7.30
Assumed Yield[1]	7.24%	7.24%	7.24%	7.24%	7.24%	7.24%
Implied Share Price	$80.47	$85.30	$89.17	$96.07	$97.79	$100.71
KMR Pro Forma (Value)						
KMR Public Shares Outstanding	118.5	118.5	118.5	118.5	118.5	118.5
KMI Share Issued	294.4	294.4	294.4	294.4	294.4	294.4
Adjusted Exchange Ratio[2]	2.4849	2.4849	2.4849	2.4849	2.4849	2.4849
KMI Pro Forma Dividend	$2.00	$2.20	$2.42	$2.66	$2.93	$3.22
Assumed KMI Yield	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%
Implied Value of KMI Stock Received	$110.44	$121.48	$133.63	$147.00	$161.70	$177.86
Cash Portion Received	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Total Value to KMR Shareholders	$110.44	$121.48	$133.63	$147.00	$161.70	$177.86
Estimated Shareholder Taxes[3]	-	-	-	-	-	-
Total Value to KMR Shareholders (After-Taxes)	$110.44	$121.48	$133.63	$147.00	$161.70	$177.86
Implied Value Uplift (Pre-tax)	$29.97	$36.18	$44.47	$50.93	$63.90	$77.16
Implied % Uplift (Pre-tax)	*37%*	*42%*	*50%*	*53%*	*65%*	*77%*
Implied Value Uplift (After-tax)	$29.97	$36.18	$44.47	$50.93	$63.90	$77.16
Implied % Uplift (After-tax)	*37%*	*42%*	*50%*	*53%*	*65%*	*77%*
Dividend Comparison						
KMR Status Quo Dividend	$5.83	$6.18	$6.46	$6.96	$7.09	$7.30
Pro Forma Dividend to KMR Shareholders	$4.97	$5.47	$6.01	$6.61	$7.28	$8.00
Accretion / (Dilution) - $	($0.86)	($0.71)	($0.45)	($0.35)	$0.19	$0.71
Accretion / (Dilution) - %	(14.8%)	(11.5%)	(6.9%)	(5.0%)	2.7%	9.7%

Source: Assumptions per KMI management.
1. *Calculated as 2014E dividend guidance of $5.58 for KMR divided by current share prices of $77.02 for KMR.*
2. *Calculated by dividing the number of KMI shares issued to shareholders by the number of shares outstanding.*
3. *No shareholder tax.*

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